Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Post Effective Amendment No.2 to Registration Statement on Form F-4 of Xdata Group (“PubCo”) of our report dated February 28, 2025, with respect to our audit of PubCo’s financial statements as of December 31, 2024, and for the period from September 4, 2024 (inception) to December 31, 2024, which appears in the Prospectus as part of this Registration Statement. Our report contained an explanatory paragraph regarding substantial doubt about Pubco’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/S/ UHY LLP
Irvine, California
March 26, 2026